EXHIBIT 10.64

[DDMG Letterhead]

November 1, 2011

PBC MGPEF DDH, LLC
505 South Flagler Drive, Suite 1400
West Palm Beach, Florida 33401
Attention:  Nate Ward

Dear Nate:

Reference is made to that certain Letter Agreement dated October 31, 2011 (“Prior Letter Agreement”) between Digital Domain Media Group, Inc., a Florida corporation (formerly known as Digital Domain Holdings Corporation, a Florida corporation) (hereafter the “Company”) and PBC MGPEF DDH, LLC , a Delaware limited liability company (hereafter “PBC MGPEF Lender”), which amended the terms of the Note (as defined therein) and Warrant (as defined therein) by and between the Company and PBC MGPEF Lender.  Unless otherwise noted, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Prior Letter Agreement, Note or the Warrant, as applicable.

For valuable consideration received by all parties hereto, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by hereby, by signing this letter agreement below, the Company and PBC MGPEF Lender hereby agree to amend the Prior Letter Agreement, the Note and Warrant as follows:

1.           The parties agree that, notwithstanding anything to the contrary in the Prior Letter Agreement or in the Note, from and after the date hereof, the definition of “Common Stock Deemed Outstanding” in the Note shall exclude shares of Common Stock issued after the date hereof and outstanding from a private offering of the stock of the Company or the issuance by the Company of additional shares of stock in connection with an acquisition, a merger, consolidation, share exchange or other business combination involving the Company only in the following instances:  (i) so long as the Company completes a registration of its Common Stock on or prior to December 31, 2011 where the Company or the resulting entity is publicly traded with a market capitalization of no less than $200,000,000.00 and the Company has received net proceeds of at least $20,000,000.00 from such transaction, the issuance by the Company of stock (A) pursuant to a private offering of the stock of the Company; provided that PBC MGPEF Lender is treated the same as the shareholders of the Company then existing immediately prior to such offering; provided further that PBC MGPEF Lender has the right to participate in such offering on an equal pro-rata basis (the calculation of which shall be made assuming the Note had been converted into shares of Common Stock) to the same extent as the shareholders of the Company then existing immediately prior to such offering and (B) in connection with an acquisition, a merger, consolidation, share exchange or other business combination involving the Company and approved by the requisite shareholders of the Company and PBC MGPEF Lender, (ii) pursuant to a private offering of the stock of the Company so long as the aggregate equity value of the Company based on the issue price per share of Common Stock in such transaction is equal to or greater than one hundred seventy five million dollars ($175,000,000); provided that PBC MGPEF Lender is treated the same as the shareholders of the Company then existing immediately prior to such offering; provided further that PBC MGPEF Lender has the right to participate in such offering on an equal pro-rata basis (the calculation of which shall be made assuming the Note had been converted into shares of Common Stock) to the same extent as the shareholders of the Company then existing immediately prior to such offering, (iii) the issuance by the Company of additional shares of stock in connection with an acquisition, a merger, consolidation, share exchange or other business combination involving the Company and approved by the requisite shareholders of the Company and PBC MGPEF Lender so long as the aggregate equity value of the Company based on the issue price per share of Common Stock in such transaction is equal to or greater than one hundred seventy five million dollars ($175,000,000) and (iv) pursuant to a private offering of the stock of the Company where the aggregate equity value of the Company based on the issue price per share of Common Stock in such transaction is less than one hundred seventy five million dollars ($175,000,000); provided that (1) PBC MGPEF Lender is treated the same as the shareholders of the Company then existing immediately prior to such offering; (2) PBC MGPEF Lender has the right to participate in such offering on an equal pro-rata basis (the calculation of which shall be made assuming the Note had been converted into shares of Common Stock) to the same extent as the shareholders of the Company then existing immediately prior to such offering; and (3) to the extent that PBC MGPEF Lender does not exercise fully exercise its right to participate in such offering, the Company concurrently grants PBC MGPEF Lender an option, in form reasonably satisfactory to PBC MGPEF Lender, to acquire at any time, in one or more transactions, during the three (3) year period from the closing date of such private offering the balance of the shares that PBC MGPEF Lender could have acquired had it fully exercised its right to participate in such offering at the same price per share and on the same terms as the shares originally purchased in such offering.

2.           PBC MGPEF Lender’s Conversion Right under Section 3 of the Note shall be automatically exercised, thereby converting the entire principal balance then outstanding and due under the Note into shares of Common Stock in the manner and amount determined in accordance with Section 3(a) of the Note, if the Company completes a registration of its Common Stock where the Company or the resulting entity is publicly traded with a market capitalization of no less than $200,000,000.00 and the Company has received net proceeds of at least $20,000,000.00 from such transaction.  To the extent any interest accrued under the Note is unpaid immediately prior to conversion, then the Company shall pay such accrued and unpaid interest in cash simultaneously with, and as a condition to, such conversion.

3.           The Warrant shall be automatically exercised in accordance with the terms of the Warrant and in the manner determined by PBC MGPEF Lender, and PBC MGPEF Lender shall automatically receive all of the unexercised Warrant Shares under the Warrant pursuant to Section 3 of the Warrant, and such Warrant Shares shall automatically convert into Common Stock, if the Company completes a registration of its Common Stock where the Company or the resulting entity is publicly traded with a market capitalization of no less than $200,000,000.00 and the Company has received net proceeds of at least $20,000,000.00 from such transaction.

4.           PBC MGPEF Lender hereby consents to the issuance to management and employees of Digital Domain, a Delaware Corporation (“DD California”) of options exercisable for up to a total of 500,000 shares of the common stock of DD California, which options will be exercisable for an amount equal to fair market value at the time of grant.  DD California shall determine the allocation of such options among the management and employees of DD California.  So long as such stock options are granted in accordance with the foregoing, PBC MGPEF Lender consents that the issuance of such stock options shall not be included in the definition of “Common Stock Deemed Outstanding” under the Note or Warrant.

5.           PBC MGPEF Lender hereby acknowledges that it approved and consented to the issuance of shares of Common Stock, at the time of such issuance, to Wyndcrest DD Investment Holdings, LLC, Jonathan Teaford and Dan Marino in connection with their exchange of common stock of DD California for such shares of Common Stock, and agrees that such share exchanges were not to be included in the definition of “Common Stock Deemed Outstanding” under the Note or Warrant so long as such exchange was consummated on a basis whereby the Company acquires shares of common stock in its subsidiary, DD California, by issuing up to 0.62 shares of its Common Stock for one share of the common stock of DD California, or at any other share exchange ratio not exceeding 0.62 shares of Common Stock for one share of common stock of DD California.  PBC MGPEF Lender hereby acknowledges that it approved and consented to the issuance of Common Stock in August, 2011 to certain investors, at the time of such issuance, in connection with their exchange of common stock of Digital Domain Institute for such shares of Common Stock, and agrees that such share exchanges were not to be included in the definition of “Common Stock Deemed Outstanding” under the Note or Warrant so long as such exchange was consummated on a basis whereby the Company acquires shares of common stock in Digital Domain Institute by issuing up to 0.83 shares of its Common Stock for one share of the common stock of Digital Domain Institute, or at any other share exchange ratio not exceeding 0.83 shares of Common Stock for one share of common stock of Digital Domain Institute.  PBC MGPEF Lender hereby acknowledges that it approved and consented to the issuance of Common Stock to Mountain Partners in June, 2011, at the time of such issuance, in connection with its exchange of common stock of DD California for such shares of Common Stock, and agrees that such share exchanges were not to be included in the definition of “Common Stock Deemed Outstanding” under the Note or Warrant so long as such exchange was consummated on a basis whereby the Company acquires shares of common stock in its subsidiary, DD California, by issuing up to 0.62 shares of its Common Stock for one share of the common stock of DD California, or at any other share exchange ratio not exceeding 0.62 shares of Common Stock for one share of common stock of DD California.

In connection with the transaction between John Textor and DD California in July, 2011, whereby John Textor exchanged 1,500,000 shares of DD California for 934,580 shares of Common Stock, these shares shall be included in the definition of “Common Stock Deemed Outstanding” in the Note and the Warrant and the number of shares that the Note and Warrant are convertible/exercisable into as a result of such transaction have been increased in accordance with the terms of the Note and the Warrant, which are fully and accurately reflected in the capitalization chart attached as Appendix I, respectively, and shall thereafter be subject to the terms of the Note and Warrant.

6.           The Company shall pay its own costs and expenses and all reasonable out-of-pocket costs and expenses of PBC MGPEF Lender, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the transactions contemplated by this Agreement and the Company's initial public offering (including review or, and revisions to, the Company's registration statement).

7.           In exchange for the agreements of PBC MGPEF Lender in sections 1 through 4 of this letter agreement, the Company shall issue PBC MGPEF Lender on the date hereof a common stock warrant in the form attached as Exhibit A exercisable on the date hereof for 45,782 shares of Common Stock at an exercise price of $0.01 per share.

8.           The Company represents and warrants that, after giving effect to the issuance of the common stock warrant referenced in Section 7 and all other warrants issued on the date hereof to affiliates of PBC MGPEF Lender, as of the date hereof (i) the authorized capital stock of the Company will consist solely of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock, 100,000 shares of which preferred stock have been designated Series A Preferred Stock and (ii) there are 19,477,910 shares of common stock issued and outstanding, all of which are validly issued and fully paid and nonassessable.  In addition to outstanding common stock, the capitalization chart attached as Appendix I lists all outstanding options, warrants and convertible debt of the Company.  As of the date hereof there will not be, except as set forth in Appendix I hereto, any options, agreements, instruments or securities relating to the issued or unissued capital stock of the Company or its Subsidiaries, or obligating the Company or its Subsidiaries to issue, transfer, grant or sell any capital stock in the Company or its Subsidiaries.

To the extent there is any conflict between the terms of this letter agreement and terms of the Prior Letter Agreement, Note or Warrant, the terms of this letter agreement shall supersede and control.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

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[Signatures Appear on Next Page.]

If you agree with the foregoing, please execute the enclosed counterpart of this letter agreement and return the executed original counterpart to the Company.

Yours very truly,

Digital Domain Media Group, Inc.

By:	/s/ Jonathan Teaford
Name:	Jonathan Teaford
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED
effective as of the date first written above.

PBC MGPEF DDH, LLC

By PBC GP III, LLC, its Manager

By:	/s/ Nathan S. Ward
Name: Nathan S. Ward
Title: Manager

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